Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER UNITED STATES FEDERAL OR STATE SECURITIES LAWS AND MAY NOT BE OFFERED FOR SALE, SOLD, OR OTHERWISE TRANSFERRED OR ASSIGNED FOR VALUE, DIRECTLY OR INDIRECTLY, NOR MAY THIS NOTE BE TRANSFERRED ON THE BOOKS OF THE BORROWER, WITHOUT REGISTRATION OF SUCH NOTE UNDER ALL APPLICABLE UNITED STATES FEDERAL OR STATE SECURITIES LAWS OR COMPLIANCE WITH AN APPLICABLE EXEMPTION THEREFROM.

THIS NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SUBORDINATION AGREEMENT, BY AND AMONG PACIFIC WESTERN BANK, AS SUCCESSOR IN INTEREST TO SQUARE 1 BANK, AND THE HOLDER.

THIS NOTE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN SUBORDINATION AGREEMENT, BY AND AMONG HORIZON TECHNOLOGY FINANCE CORPORATION AND THE HOLDER.

DEMAND NOTE

N-2016-DEM-[__]

$[__________]	September ____, 2016

FOR VALUE RECEIVED, Xtera Communications, Inc., (“Borrower”), hereby promises to pay to [_____________] (“Holder”) the principal sum of $[________], together with simple interest from the date of advancement of the balance of this “Note” from time to time remaining unpaid at the rate of 10% per year, as may be adjusted as set forth in paragraph C below.  Interest will be calculated daily based on 365 calendar day year. This Note is one of a series of notes issued on or about the date hereof (the “2016 Demand Notes”).

A.Payment Terms.  Two times the outstanding principal of this Note plus accrued interest hereunder shall be due and payable in full on or after December 31, 2016 (the “Maturity Date”), and upon demand by Holder at any time on or after October 1, 2016 (the “Demand Date”); in each case, subject to the terms of the subordination agreements referenced above. Payment shall be made in lawful tender of the United States or as otherwise agreed by Holder in writing.  Borrower shall promptly notify Holder upon its receipt of any demand for repayment of a 2016 Demand Note, and payment of all 2016 Demand Notes in connection with such repayment shall be made pro rata with respect to all Holders demanding repayment.

B.Exchange of Note.  On or after the Demand Date, Holder may, in its sole discretion, exchange this Note and any other issued and outstanding demand notes of Borrower held by Holder for another security interest of Borrower on terms mutually agreed upon by Borrower and Holder.

C.Alternative Payment. In lieu and replacement of the payment terms in Paragraph A above, if the Company shall become the subject of a case under Title 11 of the United States Code, the Company shall pay interest at the rate of 20% per annum.

D.Miscellaneous Provisions.

1.Successors and Assigns.  The rights and obligations of Borrower and Holder shall be binding upon and benefit their respective successors and assigns.

2.Waiver and Amendment.  Any provision of this Note may be amended, waived or modified upon the written consent of Borrower and holders of at least 75% of the principal of all the 2016 Demand Notes.

3.Notices.  All notices, requests, consents, and other communications under this Note shall be in writing and shall be delivered personally or by facsimile transmission or by nationally recognized overnight delivery service or by first class certified or registered mail, return receipt requested, postage prepaid.  If to the Borrower, at 500 W. Bethany Dr, Ste. 100, Allen, Texas 75013, Attention:  CFO, or at such other address or addresses as may have been furnished by giving five days advance written notice to all other parties, with a copy (which shall not constitute notice) to DLA Piper LLP (US), 401 Congress Avenue, Suite 2500, Austin, Texas 78701, Attention: Samer Zabaneh, Fax:  (512) 457-7001.  If to the Holder, at the address previously provided to Borrower or at such other address or addresses as may have been furnished by giving five (5) days advance written notice to all other parties.

4.Expenses; Waivers.  If action is instituted to collect this Note, Borrower promises to pay all costs and expenses, including, without limitation, reasonable attorneys’ fees and costs, incurred in connection with such action.  Borrower hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this Note.

5.Governing Law.  This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of law provisions of the State of Texas or of any other state.

[Signature page follows]

WEST\270758773.4

IN WITNESS WHEREOF, Borrower has caused this Demand Note to be issued as of the date first set forth above.

XTERA COMMUNICATIONS, INC.

By:
Joseph R. Chinnici
Chief Financial Officer

Signature page to Demand Note